                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[x]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               WESTERN RESOURCES
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                      LOGO

                                                          April [8], 1998

  Dear Shareholder:

    I am pleased to present to you this year's Notice of Annual Meeting and Proxy Statement detailed on the following pages. The Annual Meeting will be held on May [11], 1998 at the Maner Conference Center in Topeka, Kansas. I want to extend my thanks for your continued interest in the Company and urge you to participate through your vote.

    Please read the material in this Proxy Statement carefully before voting. It is important that your shares be represented at the meeting whether or not you are able to attend. By promptly filling out and returning the enclosed proxy, you will ensure that your votes are counted. Your cooperation is appreciated.

                                          Sincerely,

                                          LOGO
                                          John E. Hayes, Jr.
                                          Chairman of the Board
                                          and Chief Executive Officer

                            WESTERN RESOURCES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY [11], 1998

  You are invited, as a shareholder of Western Resources, Inc. (the Company), to be present either in person or by proxy at the Annual Shareholders' Meeting, which will be held in the Maner Conference Centre (Kansas Expocentre) located at the southeast corner of Seventeenth and Western, Topeka, Kansas, on Tuesday, May [11], 1998, commencing at eleven o'clock in the morning, including any adjournments, postponements, continuations or reschedulings thereof, for the following purposes:

  1. To elect three directors to Class II of the Company's Board of Directors to serve a term of three years;

  2.To amend the Restated Articles of Incorporation to eliminate cumulative voting.

  Common and Preferred Shareholders of record at the close of business on March 30, 1998, will be entitled to vote at the meeting.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER REQUESTS TO ENSURE THE PRESENCE OF A QUORUM.

                                          By Order of the Board of Directors,

                                          LOGO

                                          Richard D. Terrill
                                          Secretary

Topeka, Kansas
April [8], 1998

                                PROXY STATEMENT
                              GENERAL INFORMATION

        MAILING ADDRESS OF PRINCIPAL                  APPROXIMATE MAILING DATE
      EXECUTIVE OFFICES OF THE COMPANY                   OF PROXY MATERIAL
      --------------------------------                ------------------------
             818 Kansas Avenue                            April [8], 1998
            Topeka, Kansas 66612

  The enclosed proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Tuesday, May [11], 1998, including any adjournments, postponements, continuations or reschedulings thereof, for the purposes set forth in the above notice of meeting. Proxies are revocable at any time before voted. Such right of revocation is not limited or subject to compliance with any formal procedure.

  The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or electronic media by regular employees of the Company. The Company has engaged the services of Georgeson & Company, Inc., a proxy solicitation firm, to aid in the solicitation of proxies for which the Company will pay an estimated fee up to $11,500 for its services, plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to security owners and obtaining their proxies.

  Common and Preferred Shareholders of record at the close of business on March [30], 1998, are entitled to vote on matters to come before the meeting. On that date there were outstanding and entitled to vote 65,409,603 shares of Common Stock, par value $5 per share; 138,576 shares of Preferred Stock, 4 1/2% Series, par value $100 per share; 60,000 shares of Preferred Stock, 4 1/4% Series, par value $100 per share; and 50,000 shares of Preferred Stock, 5% Series, par value $100 per share.

                           CUMULATIVE VOTING RIGHTS

  Each share of Common and Preferred Stock entitles the holder of record at the close of business on the record date of the meeting to one vote. In voting for the election of directors, cumulative voting is permitted and record holders are entitled to as many votes as shall equal the number of shares of stock held, multiplied by the number of directors to be elected. Such votes may be cast all for a single candidate or the votes may be distributed among the candidates, as the shareholder may see fit if present to vote in person, or as the proxyholder elects, if voting by proxy. Any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger proportion of the total votes.

  Instructions to holders of Common Stock who are participants in the Company's Direct Stock Purchase Plan. All shares of Common Stock credited to a shareholder's account in the Plan as of the record date will be voted in accordance with the specifications indicated on the form of proxy sent to the shareholder if the form of proxy is returned in a timely manner.

                             SHAREHOLDER PROPOSALS

  The 1999 Annual Meeting of Shareholders is scheduled to be held on May 4, 1999. Specific proposals of shareholders intended to be presented at that meeting must comply with the requirements of the Securities Exchange Act of 1934, the Company's Articles of Incorporation, as amended, and be received by the Company's Corporate Secretary for inclusion in its 1999 proxy materials by December [8], 1998. If the date of the Annual Meeting is changed by more than 30 days, shareholders will be advised promptly of such change and of the new date for submission of proposals.

                            1. ELECTION OF DIRECTORS

  The Board of Directors of the Company is divided into three classes (Class I, Class II, and Class III). At each Annual Meeting of Shareholders, the directors constituting one class are elected for a three-year term. The Company's By-Laws provide for the classification of directors into three classes, which shall be as nearly equal in number as possible, and no class shall include fewer than two directors. In accordance with the Restated Articles of Incorporation of the Company, the Board of Directors has set the number of directors at eleven.

  Messrs. Thomas R. Clevenger, David H. Hughes and David C. Wittig have been nominated for election as directors at the Annual Meeting of Shareholders as Class II directors. Mr. Hughes was elected by shareholders of the Company at the Annual Meeting of Shareholders in 1995, and Messrs. Clevenger and Wittig were elected at the Annual Meeting of Stockholders in 1996. Mr. John Robinson, a director of the Company, will retire coincident with the Annual Meeting.

  Unless otherwise instructed, proxies received in response to this solicitation will be voted in favor of the election of the persons nominated by the Board of Directors and named in the following tabulation to be directors of the Company until their successors are elected and qualify. To be elected, each nominee must be approved by a majority of the votes cast for such nominee. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, the proxies will be voted for substitute nominees selected by the Board of Directors of the Company. The nominees for directors are as follows:

                   NOMINEES (CLASS II)--TERM EXPIRING IN 2001

DAVID H. HUGHES (69), 1988

   Retired Vice Chairman, Hallmark Cards, Inc.,
   Kansas City, Missouri; Director, Hall Family
   Foundations; Director, Midwest Research Institute;
   Director, Yellow Corporation; Trustee, Children's
   Mercy Hospital; Trustee, Princeton Theological
   Seminary; Trustee, Linda Hall Library.
                                                                    LOGO

THOMAS R. CLEVENGER (62), 1975

   Investments, Wichita, Kansas; Director, Security
   Benefit Group of Companies; Trustee and Vice
   Chairman, The Menninger Foundation; Trustee,
   Midwest Research Institute.
                                                                    LOGO

DAVID C. WITTIG (42), 1996

   President (since March 1996), Executive Vice
   President, Corporate Development (May 1995 to
   March 1996) of Western Resources, Inc.; and prior to that Managing Director, Co-head of Mergers and Acquisitions, Salomon Brothers Inc; Director, OMX,
   Inc.; Trustee, The Kansas University Endowment
   Association.
                                                                    LOGO

                                OTHER DIRECTORS

                       (CLASS III)--TERM EXPIRING IN 1999

DIRECTOR (AGE), YEAR FIRST BECAME A DIRECTOR

FRANK J. BECKER (61), 1992

   President, Becker Investments, Inc., Lawrence,
   Kansas; Chairman, Kansas Turnpike Authourity;
   Director, Douglas County Bank; Director, OTR
   Express; Trustee, Kansas University Endowment
   Association.
                                                                     LOGO

GENE A. BUDIG (58), 1987

   President, The American League of Professional
   Baseball Clubs, New York, New York (since July
   1994) and prior to that Chancellor, University of Kansas; Director, Harry S. Truman Library
   Institute; Director, Ewing Marion Kauffman
   Foundation; Director, American College Testing;
   Director, Major League Baseball Hall of Fame.
                                                                     LOGO

C. Q. CHANDLER (71), 1992

   Chairman of the Board, INTRUST Financial
   Corporation, Wichita, Kansas; Director, Fidelity
   State Bank & Trust Co.; Director, First Newton
   Bankshares; Director, Kansas Crippled Children's
   Society; Vice President and Director, First Bank of
   Newton; Trustee, Kansas State University
   Foundation.
                                                                     LOGO

                        (CLASS I)--TERM EXPIRING IN 2000

DIRECTOR (AGE), YEAR FIRST BECAME A DIRECTOR

JOHN C. DICUS (64), 1990

   Chairman of the Board and Chief Executive Officer,
   Capitol Federal Savings and Loan Association,
   Topeka, Kansas; Director, Security Benefit Group of Companies; Director, Columbian National Title
   Company; Trustee, The Menninger Foundation;
   Trustee, Stormont-Vail HealthCare; Trustee, The
   Kansas University Endowment Association.
                                                                    LOGO

JOHN E. HAYES, JR. (60), 1989

   Chairman of the Board and Chief Executive Officer of Western Resources, Inc.; Director, Security
   Benefit Group of Companies; Trustee, Rockhurst
   College; Trustee, The Menninger Foundation;
   Trustee, Midwest Research Institute.
                                                                    LOGO

RUSSELL W. MEYER, JR. (65), 1992

   Chairman and Chief Executive Officer, Cessna
   Aircraft Company, Wichita, Kansas; Director,
   NationsBank Corporation; Director, Public
   Broadcasting Service; Trustee, Wake Forest
   University.
                                                                    LOGO

LOUIS W. SMITH (54), 1991

   President and Chief Executive Officer, Ewing
   Marion Kauffman Foundation and prior to that President, Allied Signal Aerospace Company, Kansas
   City Division, Kansas City, Missouri; Director,
   Commerce Bank of Kansas City; Director, Ewing
   Marion Kauffman Foundation; Director, Kansas City
   Royals Baseball Corporation; Trustee, University of Missouri-Rolla.
                                                                    LOGO

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

  Western Resources knows of no beneficial owner of more than 5% of any class of the outstanding Western Resources Voting Stock as of March [30], 1998.

  The following information is furnished with respect to each of the director nominees, each of the other current directors, each of the named executive officers, and all current directors and executive officers of Western Resources as a group as to ownership of shares of Western Resources Common Stock as of March [30], 1998.

                                                        AMOUNT AND NATURE
       NAME OF BENEFICIAL OWNER                     OF BENEFICIAL OWNERSHIP(1)
       ------------------------                     --------------------------
       Frank J. Becker.............................        11,455 shares(2)(3)
       Gene A. Budig...............................         1,267 shares
       C.Q. Chandler...............................         1,940 shares(3)
       Thomas R. Clevenger.........................         4,455 shares
       John C. Dicus...............................         2,455 shares(4)
       John E. Hayes, Jr. .........................        32,728 shares(5)
       David H. Hughes.............................           975 shares
       Norman E. Jackson...........................         8,661 shares
       Steven L. Kitchen...........................         8,400 shares
       Carl M. Koupal..............................         2,614 shares
       Russell W. Meyer, Jr. ......................         3,504 shares(3)
       Louis W. Smith..............................         5,455 shares
       David C. Wittig.............................       114,143 shares
       All directors and executive officers as a
        group......................................       206,882 shares

--------
(1) Each individual and the group owns less than one percent of the outstanding shares of Western Resources Common Stock. No director or executive officer owns any equity securities of Western Resources other than Western Resources Common Stock. Includes beneficially owned shares held in employee savings plans and shares deferred under the Long Term Incentive and Share Award Plan.
(2) Includes 1,000 shares of Western Resources Common Stock held in trust, of which Mr. Becker is a co-trustee with voting and investment power.
(3) Does not include stock held in trust by NationsBank Corporation, of which Mr. Meyer is a director; INTRUST Financial Corporation, of which Mr. Chandler is a director; and Douglas County Bank, of which Mr. Becker is a director.
(4) Includes 500 shares of Western Resources Common Stock held by Mr. Dicus' spouse, not subject to his voting or investment power.
(5) Includes 4,695 shares of Western Resources Common Stock held by Mr. Hayes' spouse, not subject to his voting or investment power.

  Based solely on Western Resources' review of the copies of reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, Western Resources believes that, during the fiscal year ended December 31, 1997, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of Western Resources Common Stock were complied with.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

  During 1997, the Western Resources Board met sixteen times. Each director attended at least 75% of the total number of board and committee meetings held while he or she served as a director or member of a committee. Members of the Western Resources Board serve on the Audit and Finance, Human Resources, Nominating and Corporate Public Policy Committees.

  The Audit and Finance Committee is currently composed of Mr. Clevenger, Chairman, Mr. Chandler, and Mr. Meyer. This committee reviews internal and independent audits and strategic financial programs. It also recommends the independent auditor for approval by the Western Resources Board. This Committee held four meetings during 1997.

  The Human Resources Committee, currently composed of Mr. Robinson, Chairman, Mr. Becker, Dr. Budig, Mr. Dicus and Mr. Hughes, reviews the performance of corporate officers and changes in officer compensation and benefits. This committee held six meetings during 1997.

  The Corporate Public Policy Committee is currently composed of Mr. Dicus, Chairman, Mr. Hughes, and Mr. Smith. This committee reviews major strategic programs of Western Resources relating to community relations, marketing, customer relations, corporate contributions and other public affairs issues. This committee held four meetings during 1997.

  The Nominating Committee, currently composed of Mr. Budig, Chairman, Mr. Clevenger, Mr. Meyer, and Mr. Smith, recommends nominees for election to the Western Resources Board, including nominees recommended by shareowners if submitted in writing to this committee, in care of Western Resources. This committee held two meetings in 1997.

  Outside Directors' Compensation. Each director who is not also an employee of Western Resources receives $5,000 quarterly ($5,000 of which is paid in Western Resources Common Stock annually) in retainer fees. The fee paid for attendance at each board meeting is $850 and $500 for each meeting held by telephone conference. The fee paid for attendance at each committee meeting other than a meeting of the Audit and Finance Committee is $750, unless the committee meeting is held on the same day as a regular board meeting, in which case the committee meeting attendance fee is $500. The fee paid for attendance at each Audit and Finance Committee meeting is $850, unless the committee meeting is held on the same day as a regular board meeting, in which case the committee meeting attendance fee is $600.

  Pursuant to Western Resources' Outside Directors' Deferred Compensation Plan (the "Plan"), an outside director of Western Resources may elect to defer all, part or none of his or her retainer and/or meeting fees. The Plan is a voluntary participation plan. The Plan is administered by the Human Resources Committee of the Western Resources Board or by such other committee as may be appointed by the Western Resources Board from time to time.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth the compensation of the named executive officers for the last three completed fiscal years of Western Resources:

                          SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                   ---------------------------------- -------------------------
                                                                                    SECURITIES
                                                          OTHER                     UNDERLYING         ALL
     NAME AND                                            ANNUAL           LTIP     OPTIONS/SARS       OTHER
 PRICIPAL POSITIONN           YEAR SALARY $ BONUS $ COMPENSATION $(1) PAYOUTS $(2)      #       COMPENSATION $(3)
------------------            ---- -------- ------- ----------------- ------------ ------------ -----------------
    John E. Hayes, Jr.......  1997 546,375  387,103      34,723          76,059       50,000          18,096
    Chairman of the Board     1996 465,000  164,870      25,036          25,177       25,000          17,449
    and Chief Executive       1995 460,833  102,481      18,230          44,169         N.A.          11,073
    Officer
    David C. Wittig(4)......  1997 503,094  376,431      12,339          46,141       50,000          18,096
    President                 1996 425,000  148,860       8,432            N.A.       25,000         867,449
                              1995 283,826   53,190       1,090            N.A.         N.A.          12,830
    Steven L. Kitchen.......  1997 317,833  356,430      12,782          36,799       23,000          18,084
    Executive Vice President  1996 267,084  112,407      10,027          11,748       11,500          16,933
    and Chief Financial       1995 234,700   46,483      17,999          19,178         N.A.          10,548
    Officer
    Carl M. Koupal, Jr......  1997 206,833  349,107       2,418          23,533       17,000          17,063
    Executive Vice President  1996 174,167   82,112       3,460           7,464        8,500          16,385
    and Chief Administrative  1995 152,833   29,787       4,287          13,217         N.A.          10,406
    Officer
    Norman E. Jackson.......  1997 204,833  348,257      12,875          21,782       11,000          17,060
    Executive Vice Presi-
    dent,                     1996 167,548   46,892       3,315           7,392        5,500          16,321
    Electric Operations       1995 147,680   17,750       5,181          12,977         N.A.           4,827

--------
(1) The amounts reported for 1997 represent dividend equivalents received under the Long-Term Incentive Plan in the amounts of $3,373, $2,055, $1,638, $1,052 and $986, respectively; payments for the benefit of each named executive officer for federal and state taxes associated with personal benefits and financial and tax planning in the amounts of $23,143, $7,654, $7,709, $1,107 and $10,845, respectively; and interest
    (excess of the applicable federal long-term interest rate) on deferred compensation for the year in the amounts of $8,207, $2,630, $3,435, $349 and $1,044, respectively.
(2) The amounts reported for 1997 represent the cash equivalent for common stock issued pursuant to the Long-Term Incentive Program for the 1995-1997 incentive period. Each individual received shares in the amount of 1,769, 1,073, 856, 548 and 507, respectively for the stated period.
(3) The amounts reported for 1997 represent Western Resources' contributions for each of the named individuals under Western Resources' savings plan, a defined contribution plan, in the amount of $4,750 each, a car allowance in the amounts of $12,635, $12,635, $12,635, $11,824 and $11,824, respectively, and premiums paid on term life insurance policies in the amounts of $711, $711, $699, $489 and $486, respectively. With respect to Mr. Wittig, $825,000 in 1996 represents amounts paid to or on behalf of Mr. Wittig under the Company's executive relocation plan in 1996. In addition, $25,000 represents the cost to the Company of providing supplemental benefits to reimburse Mr. Wittig for lost benefits from Mr. Wittig's prior employer and to attract Mr. Wittig to the Company.
(4)Mr. Wittig commenced his employment with Western Resources on May 2, 1995.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                                 % OF TOTAL
                                  OPTIONS
                                 GRANTED TO                              GRANT DATE
                         OPTIONS EMPLOYEES  EXERCISE OR                   PRESENT
                         GRANTED IN FISCAL  BASE PRICE     EXPIRATION      VALUE
     NAME                  (#)      YEAR      ($/SH)          DATE         ($)(1)
     ----                ------- ---------- ----------- ---------------- ----------
John E. Hayes, Jr. ..... 50,000     11.8%     $30.75    January 24, 2007  144,000
David C. Wittig......... 50,000     11.8%     $30.75    January 24, 2007  144,000
Steven L. Kitchen....... 23,000      5.4%     $30.75    January 24, 2007   66,240
Carl M. Koupal, Jr. .... 17,000      4.0%     $30.75    January 24, 2007   48,960
Norman E. Jackson....... 11,000      2.6%     $30.75    January 24, 2007   31,680

--------
(1) The grant date valuation was calculated using the Black-Scholes option pricing model, and assumptions called for by paragraph 19 and Appendix B of FAS 123. This calculation does not necessarily follow the same method and assumptions that Western Resources uses in valuing long-term incentives for other purposes. Please refer to the Human Resource Committee Report for a description of the 1996 Long Term Incentive and Share Award Plan.

            Annualized stock
             volatility:                          0.1356
            Time of exercise (option
             term):                             10 Years
            Risk-Free interest rate:               6.72%
            Stock price at grant:                 $30.75
            Exercise price:            Market at Vesting
            Average dividend yield:                6.50%
            Vesting restrictions:              9.0 Years

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES                    OPTIONS AT           IN-THE-MONEY OPTIONS
                         ACQUIRED ON  VALUE      FISCAL YEAR-END (#)     AT FISCAL YEAR-END ($)
                          EXERCISE   REALIZED ------------------------- -------------------------
     NAME                    (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                ----------- -------- ----------- ------------- ----------- -------------
John E. Hayes, Jr. .....       0         0         0         75,000           0        956,250
David C. Wittig.........       0         0         0         75,000           0        956,250
Steven L. Kitchen.......       0         0         0         34,500           0        439,875
Carl M. Koupal, Jr. ....       0         0         0         25,500           0        325,125
Norman E. Jackson.......       0         0         0         16,500           0        210,075

                              COMPENSATION PLANS

RETIREMENT PLANS

  The Company maintains a qualified non-contributory defined benefit pension plan and a non-qualified supplemental retirement plan for certain management employees of the Company, including executive officers, selected by the Board's Human Resources Committee.

  The following table sets forth the estimated annual benefits payable upon specified remuneration based on age 65 as of January 1, 1998 to the named executive officers. The amounts presented do not take into account any reduction for joint and survivorship payments.

         ANNUAL PENSION BENEFIT FROM QUALIFIED AND NON-QUALIFIED PLANS

       AVERAGE APPLICABLE                   AVERAGE APPLICABLE
          COMPENSATION      PENSION BENEFIT    COMPENSATION    PENSION BENEFIT
       ------------------   --------------- ------------------ ---------------
            $150,000           $ 92,550           700,000          431,900
             200,000            123,400           750,000          462,750
             250,000            154,250           800,000          493,600
             300,000            185,100           850,000          524,450
             350,000            215,950           900,000          555,300
             400,000            246,800           950,000          586,150
             450,000            277,650         1,000,000          617,000
             500,000            308,500         1,050,000          647,850
             550,000            339,350         1,100,000          678,700
             600,000            370,200         1,150,000          709,550
             650,000            401,050         1,200,000          740,400

  The supplemental retirement plan provides a retirement benefit at or after age 65, or upon disability prior to age 65, in an amount equal to 61.7% of final three-year average cash compensation, reduced by existing Company pension benefits (but not social security benefits), such amount to be paid to the employee or his designated beneficiaries for the employee's life with a 15-year term certain. The percentage of final three-year average compensation to be paid, before reduction for Company pension benefits, is 50% for a 50 year old, increasing to 61.7% for a 65 year old. An employee retiring at or after age 50, but before age 65, may receive a reduced benefit, payable in the same form. The supplemental plan vests 10% per year after five years of service until fully vested with 15 years of service or at age 65. Payments are reduced by 5% per year if commenced prior to age 60, but no earlier than age
50. The supplemental plan also pays a death benefit if death occurs before retirement, equal to 50% (or the vested retirement benefit percentage, whichever is higher) of the employee's previous 36 month average cash compensation to his or her beneficiary for 180 months following his death. All of the individuals listed in the compensation table are covered by the qualified and supplemental retirement plans. In the event of a change in control of the Company, participants may be deemed to be 65 years of age as of the date of such change in control for purposes of vesting and benefits.

  Benefits payable from the qualified pension plan are limited by provisions of the Internal Revenue Code. The non-qualified supplemental retirement plan provides for the payment of retirement benefits calculated in accordance with the qualified pension plan which would otherwise be limited.

  The years of service as of January 1, 1998 for the persons named in the cash compensation table are as follows: Mr. Hayes, 8 years; Mr. Wittig, 3 years; Mr. Kitchen, 34 years; Mr. Koupal, 5 years; Mr. Jackson, 38 years.

  In accordance with the supplemental retirement plan, Mr. Hayes will receive a retirement benefit equal to 60% of his average annual compensation during the 36 months immediately preceding his retirement if he remains an employee of the Company until age 61.

CHANGE IN CONTROL AGREEMENTS

  The Company has entered into change in control agreements with its executive officers to ensure their continued service and dedication to the Company and their objectivity in considering on behalf of the Company any transaction which would result in a change in control of the Company. Under the agreements, during the twelve-month period after a change in control, the executive officer would be entitled to receive a lump-sum cash payment and certain insurance benefits if such officer's employment were terminated by the Company other than for cause or upon death, disability, or retirement; or by such executive officer for good reason (as defined therein).

  Upon such termination, the Company must make a lump-sum cash payment to the executive officer, in addition to any other compensation to which the officer is entitled, of (i) two (three in the case of certain executive officers) times such officer's base salary, (ii) two (three in the case of certain executive officers) times the average of the bonuses paid to such executive officer for the last three fiscal years, and (iii) the actuarial equivalent of the excess of the executive officer's accrued pension benefits, computed as if the executive officer had two (three in the case of certain executive officers) additional years of benefit accrual service, over the executive officer's vested accrued pension benefits. In addition, the Company must offer health, disability and life insurance coverage to the executive officer and his or her dependents on the same terms and conditions that existed immediately prior to the termination for two (three in the case of certain executive officers) years, or, if earlier, until such executive officer is covered by equivalent benefits.

                       HUMAN RESOURCES COMMITTEE REPORT

  The Company's executive compensation programs are administered by the Human Resources Committee of the Board of Directors (Committee), which is composed of five non-employee directors. The Committee reviews and approves all issues pertaining to executive compensation. The objective of the Company's three compensation programs (base salary, short-term incentive, and long-term incentive) is to provide compensation which enables the Company to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives, and directly link the success of the Company's executives with that of the Company's shareholders.

  The Company extends participation in its long- and short-term incentive programs to certain key employees in addition to executive officers based on the potential to contribute to increasing shareholder value.

BASE SALARY COMPENSATION

  A base salary range is established for each executive position to reflect the potential contribution of each position to the achievement of the Company's business objectives and to be competitive with the base salaries paid for comparable positions in the national market by diversified consumer services companies, with emphasis on electric energy and monitored security services with annual total revenues comparable to those of the Company. Some, but not all, of such companies are included in the Standard & Poor's Electric Companies Index. The Company utilizes industry information for compensation purposes. Not all companies comprising such index participate in making available such industry information. In addition, the Company considers information of other companies with which the Committee believes it competes for executives, and is therefore relevant, but is not part of such industry information. The mid-point for each base salary range is intended to approximate the average base salary for the relevant position in the national market. Industry surveys by national industry associations are the primary source of this market information. The Committee has also utilized the services of an independent compensation consultant to provide national market data for executive positions and to evaluate the appropriateness of the Company's executive compensation and benefit programs. The Committee intends to structure the Company's compensation plans such that they comply with and will be deductible under Section 162(m) (which disallows the deduction of compensation in excess of $1,000,000 except for incentive payments based upon performance goals) of the Internal Revenue Code.

  Within the established base salary ranges, actual base salary is determined by the Company's financial performance in relation to attainment of specific goals, such as earnings-per-share and total return to shareholders, and a subjective assessment of each executive's achievement of individual objectives and managerial effectiveness. The Committee annually reviews the performance of the Chairman and Executive Officers. The Committee, after consideration of the financial performance of the Company, and such other subjective factors as the Committee deems appropriate for the period being reviewed, establishes the base compensation of such officers.

  In reviewing the annual achievement of each executive and setting the new base annual salary levels for 1997, the Committee considered each individual's contribution toward meeting the Board-approved budgeted financial plan for the previous year, total return to shareholders, earnings per share, customer satisfaction, compliance with the Company's capital financial plan, the construction budget, and the operation and maintenance budgets, the individual's management effectiveness and the individuals base compensation compared to the national market.

ANNUAL INCENTIVE COMPENSATION

  All executive officers are eligible for annual incentive compensation.

  The primary form of short-term incentive compensation is the Company's Short-Term Incentive Plan for employees, selected by the Committee, including the executive officers listed in the table, who have an opportunity to directly and substantially contribute to the Company's achievement of short-term objectives. Short-term incentives are structured so that potential compensation is comparable with short-term compensation granted to comparable positions in the national market. Short-term incentives are targeted to approximate the median in the national market. Some, but not all, of such companies are included in the Standard and Poor's Electric Companies Index.

  Mr. Hayes is eligible for an annual short-term incentive target of 60% of base salary. Other participants are eligible for annual short-term incentive targets ranging from 15% to 60% of base salary. For Executive Officers thirty percent of the annual incentive is tied to the attainment of individual goals and 20% is based on management skill. The balance is based upon the Company's achievement of financial goals established annually by the Committee. Awards in excess of the targets may be payable if the financial goals set by the Committee are exceeded.

  Changes in annual incentive compensation to the named individuals in 1997 compared to 1996 resulted from increased incentive targets, an individual's relative attainment of his or her goals, and the Company substantially exceeding its earnings per share and shareholder value goals.

LONG-TERM INCENTIVES

  Long-term incentive compensation is offered to employees who are in positions which can affect the long-term success of the Company, through the formation and execution of the Company's business strategies. The Long-Term Incentive and Share Award Plan is the principal method for long-term incentive compensation, and compensation thereunder takes the form of stock options. The purposes of long-term incentive compensation are to: (1) focus key employees' efforts on performance which will increase the value of the Company to its shareholders; (2) align the interests of management with those of the shareholders; (3) provide a competitive long-term incentive opportunity; and (4) provide a retention incentive for key employees.

  All executive officers and other key employees are eligible for stock options under the Long-Term Incentive and Share Award Plan. Under the Plan, at the beginning of each incentive period, stock option grants are provided to such participants and in such amounts as the Committee deems appropriate. The number of options varies on the basis of pay grade. The level of total compensation for similar executive positions in comparable companies was used as a reference in establishing the level of incentive stock options for Company executives.

  The Long Term Incentive and Share Award Plan has been established to advance the interests of the Company and its shareholders by providing a means to attract, retain, and motivate key employees and directors upon whose judgment, initiative and effort the continued success, growth and development of the Company is dependent. The use of a stock option approach as a significant component of executive compensation creates a strong and direct linkage between the financial outcomes of the executive and the shareholders.

  Current options vest and become exercisable on the earlier of the ninth anniversary of the grant or the date the share price remains at or above 120% of the exercise price for 30 consecutive trading days (but not earlier than three years from the date of grant). Current awards also provide a grant of dividend equivalents for each option granted. The value of a single dividend equivalent is equal to a percentage of accumulated dividends that would have been paid or payable on a share from the earlier of the fifth anniversary of the grant date or the first day of the calendar quarter that coincides or immediately precedes the vesting date discussed above. The percentage distribution is based on the Company's total shareholder return relative to a comparitor group of companies selected by the Human Resources Committee at the time of grant. In the event of a change of control, stock options and dividend equivalents may accelerate and vest.

  The Long-Term Incentive and Share Award Plan replaced an earlier Long-Term Incentive Program. Existing awards under this earlier plan remain in effect. 1995 was the last year for grants and 1997 was the last year for awards under this former plan.

CHIEF EXECUTIVE OFFICER

  Mr. Hayes has been the Chief Executive Officer of the Company since October 1989. Mr. Hayes' base salary and his annual short-term incentive compensation are established annually. In recommending the base salary to be effective March 1, 1997, while not utilizing any specific performance formula and without ranking the relative importance of each factor, the Committee took into account relevant salary information in the national market and the Committee's subjective evaluation of Mr. Hayes' overall management effectiveness and achievement of individual goals. Factors considered included his continuing leadership and contribution to strategic direction, management of change in an increasingly competitive environment, control of expenses, management of operations, and the overall profitability of the Company. Mr. Hayes' base salary increased in 1997 by $81,375 or 17.5%.

  With respect to Mr. Hayes' 1997 short-term incentive compensation, the Committee took into account the above performance achievements, and the Company substantially exceeding its earnings per share and shareholder value goals. In 1997 earnings per share increased 212% over 1996 and shareholder value, as measured by change in market value, increased 49% over 1996.

  Mr. Hayes' long-term incentive compensation for 1997 represents the cash equivalent of performance shares earned under the Long-Term Incentive Program. Based upon substantially exceeding the financial goals of the Company and the relative achievement of individual goals for the 1995-1997 incentive period, Mr. Hayes received 1,769 shares of the Company's common stock, representing 109.60% of the performance shares granted to him in 1995. Under the Long-Term Incentive and Share Award Plan, Mr. Hayes was granted 50,000 stock options and dividend equivalents.

                                       Western Resources, Inc. Human Resources
                                        Committee
                                       John F. Robinson, Chairman
                                                         Dr. Gene A. Budig
                                       Frank J. Becker   John C. Dicus
                                                         David H. Hughes

  Shown below is a line-graph presentation comparing the Company's cumulative, five-year total returns on an indexed basis* with the Standard & Poor's 500 stock index and Standard & Poor's Electric Companies Index.

                       [PERFORMANCE GRAPH APPEARS HERE]

                             Western                     S&P Electric
DOLLARS                      Resources      S&P 500      Companies
-------------------          ---------      -------      ------------
12/31/92                     $100           $100         $100
12/31/93                     $117           $110         $112
12/31/94                     $102           $111         $ 97
12/31/95                     $128           $153         $127
12/31/96                     $126           $188         $128
12/31/97                     $187           $251         $161

* Assumes $100 invested on December 31, 1992. Total return assumes reinvestment of dividends.

                 2. PROPOSAL TO AMEND THE RESTATED ARTICLES OF
                 INCORPORATION TO ELIMINATE CUMULATIVE VOTING

  The Board of Directors has approved the proposal to amend the Company's Restated Articles of Incorporation ("Articles") which eliminates the provision for cumulative voting in the election of directors. The provision is currently found in Article Six, Section (D) of the Articles.

  Cumulative voting permits the holder of each share of stock entitled to vote in the election of directors to cast for each such share a number of votes equal to the number of directors to be elected and to allocate those votes to one or more of the nominees for director. Therefore, even a shareholder with a minority percentage of the outstanding shares, by aggregating (i.e., "cumulating") all votes such shareholder is entitled to cast, may be able to elect one or more directors. In contrast, without cumulative voting, each shareholder has only one vote per share for each nominee. Also, without cumulative voting, the holder or holders of a majority of the shares entitled to vote in an election of directors would be able to elect all the directors.

  The Board of Directors believes that the elimination of cumulative voting reduces the risk that one or more persons would seek to acquire a minority ownership in the Company with a view toward obtaining a seat on the Board of Directors to represent specific interests. The Board of Directors believes that such an effort, if successful, could negatively affect the Board of Directors' ability to effectively conduct the affairs of the Company's business. Additionally, the Board of Directors believes that the elimination of cumulative voting is advantageous to the Company and its shareholders because each director of a publicly held corporation has the duty to represent the interests of all shareholders, rather than any specific shareholder or group of shareholders. It is conceivable, however, that the absence of cumulative voting might deter efforts by one or more investors to seek control of the Company on a basis which some Shareholders might deem favorable or impede the ability of shareholders to implement changes to the governance and management of the Company, whether or not such changes would be beneficial to shareholders generally.

  The proposal to eliminate cumulative voting may be characterized in the view of the Securities and Exchange Commission as an "anti-takeover" provision. The Articles and By-laws (the "By-laws") currently contain certain other provisions which could have an anti-takeover effect, including (i) a classified Board of Directors, (ii) limitations on actions by written consent of the shareholders, (iii) limitations on the ability to call special meetings of the shareholders and procedural requirements of business properly brought before such meetings, (iv) supermajority approval of certain business combinations not approved by the Board of Directors or not meeting certain fair price protections, and (v) a supermajority approval requirement to amend certain of the aforementioned provisions of the Articles and By-laws (such provisions collectively referred to hereafter as the "Anti-Takeover Provisions").

  Existing federal and state laws provide some protection to shareholders in connection with attempts to acquire control of a corporation. Federal securities laws and regulations generally govern disclosure required to be made to shareholders in the process of a solicitation for proxies in a proxy contest as well as in connection with business combinations. The Company is incorporated under the General Corporation Code of, and subject to the other laws of, the State of Kansas (the "Kansas law"), which contain certain "business combination" provisions, including Sections 17-12, 100 et seq. of the Kansas law. Sections 17-12, 100 et seq. limit stock acquisitions and business combinations with certain parties for a period of three years after such party has acquired greater than 15% of the outstanding common stock of the corporation, unless
(i) the transaction has been approved in advance by the Board of Directors,
(ii) the affected party acquires greater than 85% of the outstanding common stock, or (iii) at or after the time at which the proposed business combination is approved by the Board of Directors, the transaction is approved by 66 2/3% of the remaining shareholders other than the party proposing the transaction. Sections 17-1286 et seq. of the Kansas law limit the manner in which a person is allowed to acquire controlling shares of a corporation ("controlling shares" means shares which control the voting power of a corporation). Sections 17-1286 et seq. provide that shares acquired in a control share acquisition may have the same voting rights as the shares held before the acquisition, but only to the extent allowed by a resolution of a majority of the shares entitled to vote. Sections 17-1286 et seq. also allow a person who makes a control share acquisition to require the calling of special meetings for purposes of determining the voting rights of the acquired shares.

  The proposed amendment is not recommended in response to any specific effort of which the Company is aware to accumulate the Company's stock or to obtain control of the Company or its Board of Directors by means of a solicitation in opposition to management or otherwise. In addition, the Board of Directors' recommendation of the amendment is not part of a plan by management to adopt a series of such amendments. The Board of Directors is proposing the amendment at this time in order to structure and position the Company to address future transactions, if any, in a manner that the Board of Directors believes best serves the interests of Shareholders. Although the Board of Directors may review other possible anti-takeover programs in the future, the Board of Directors has no present intention of proposing additional amendments to the Articles or the By-laws that would affect the ability of a third party to effect a change of control of the Company.

  The proposed amendment is permitted by Kansas law and is consistent with the rules of the New York Stock Exchange on which the Company's Common Stock is traded.

  The Board of Directors has carefully considered both the potential benefits and the potential adverse effects of the proposed amendment and has unanimously concluded that any potential adverse effect is substantially outweighed by the benefits the amendments would afford the Company and its Shareholders.

  The affirmative vote of a majority of the outstanding common and preferred stock, voting together as a single class, is required for approval of this proposal. In the event that this proposal is not approved by the requisite vote of Shareholders, the Articles will continue to provide for cumulative voting in the election of directors.

  THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

                               3. OTHER BUSINESS

  The Board of Directors does not know of any other matters to come before the meeting. If, however, any other matters properly come before the meeting, it is the intentions of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP has acted as the Company's independent auditors since 1958, and has been recommended by the Audit and Finance Committee, approved by the Board of Directors and engaged by the Company as the Company's and its wholly-owned subsidiaries' independent public accountants for 1998. Representatives of Arthur Andersen LLP will be in attendance at the Shareholders' meeting, will be available to respond to appropriate questions from Shareholders and will be permitted to make a statement at the meeting if they desire to do so.

                       ANNUAL REPORT TO THE SHAREHOLDERS

  The Annual Report of the Company for the year ended December 31, 1997, was mailed to shareholders on March [27], 1998. The Report contains financial statements audited by Arthur Andersen LLP, independent public accountants.

  Whether or not you expect to be present at the 1998 Annual Meeting, you are requested to date, sign, and return the enclosed proxy card. Your prompt response will be much appreciated.

                                          By Order of the Board of Directors,

                                        LOGO

                                          Richard D. Terrill
                                              Secretary

Topeka, Kansas
April [8,] 1998

     LOGO


     Dear Shareholder:
       The Western Resources, Inc. Annual Meeting of Shareholders will be held in the Maner Conference Center (Kansas Expocentre) located at the southeast corner of Seventeenth and Western, Topeka, Kansas, at 11:00 a.m., on May 11, 1998.

       Common and Preferred Shareholders of record on March 30, 1998, are entitled to vote, in person or by proxy, at the meeting. The proxy card attached to the bottom of this page is for your use in designating proxies and providing voting instructions. The attached proxy card serves both as a proxy designation for Shareholders of record, including those holding shares through the Direct Stock Purchase Plan and as voting instructions for the participants in the Western Resources, Inc. 401(k) Employees' Savings Plan.

       Participants in the employee savings plan are entitled to direct the Trustee how to vote their shares.

       The Board of Directors recommends a vote FOR all proposals.

       Please indicate your voting preferences on the proxy card, sign, date, and return it in the enclosed envelope.

                       tFOLD AND TEAR ALONG PERFORATIONt

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - -

The Board of Directors recommends a vote FOR all proposals
Please mark your choice as in this example.n             Will Attend Annual
                                                         Meeting[_]

 1. Election of Directors: Thomas R. Clevenger, David H. Hughes, David C.
Wittig
    [_]  FOR all Nominees[_]  WITHHELD for all nominees
          WITHHELD for the following nominees(s) only: write names(s): ________

2. Amend the Articles of Incorporation to eliminate cumulative voting.
                                                  [_] FOR[_] AGAINST[_] ABSTAIN

                               Common & Reinvestment  Preferred  Savings Plan

Signature _________________________ Date

Signature _________________________ Date

Please mark, date, and sign as your names appear hereon and return in the enclosed envelope. Give full title if signing for a corporation or as attorney, executor, administrator, guardian or in any other capacity
   (Instructions on Reverse Side).

                      t FOLD AND TEAR ALONG PERFORATION t
7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7 7 7 7 7

                            WESTERN RESOURCES, INC.

  SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREOWNERS OF WESTERN RESOURCES, INC.--MAY 11, 1998, AT 11:00 A.M., IN THE MANER CONFERENCE CENTER (KANSAS EXPOCENTRE) LOCATED AT THE SOUTHEAST CORNER OF SEVENTEENTH AND WESTERN, TOPEKA, KANSAS.

  The undersigned hereby appoints John E. Hayes, Jr., John K. Rosenberg, and Richard D. Terrill and any one or more of them, attorneys and proxies, with the full power of substitution and revocation in each, for and on behalf of the undersigned, and with all the powers the undersigned would possess if personally present, including discretionary power upon other matters properly coming before the meeting, to vote at the above Annual Meeting and any Adjournment(s) thereof all shares of Common and Preferred Stock of Western Resources, Inc. that the undersigned would be entitled to vote at such meeting. This proxy also provides voting instructions for Shares held by the undersigned in the employee savings plan. The undersigned acknowledges receipt of the Notice and Proxy Statement dated April [8], 1998.

  The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted FOR all proposals.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

 Forward this card to Western Resources: P.O. Box 750320, Topeka, KS 66675-0320